Exhibit 5.1

WILMINGTON RODNEY SQUARE

January 21, 2015

GreenHaven Coal Fund
c/o GreenHaven Coal Services, LLC
3340 Peachtree Road, Suite 1910
Atlanta, Georgia 30326

Re:           GreenHaven Coal Fund

Ladies and Gentlemen:

We have acted as Delaware counsel to GreenHaven Coal Fund, a Delaware statutory trust (the “Trust”), solely for the purpose of delivering this opinion letter.  This opinion letter is being delivered to you at your request.  Capitalized terms used but not otherwise defined in this letter have the meanings assigned thereto in the Trust Agreement ( as defined below), except that reference in this letter to any document shall mean such document as in effect on the date hereof.

For purposes of this letter, our review of documents has been limited to the review of originals or copies furnished to us of the following documents:

(a)	the Certificate of Trust of the Trust, as filed in the Office of the Secretary of State of the State of Delaware (the "Secretary of State") on June 18, 2012 and amended by the Certificate of Amendment filed in the Office of the Secretary of State on January 7, 2015 (as so amended, the “Certificate of Trust”);

(b)	the Trust Agreement of the Trust, dated as of June 18, 2012, by and between GreenHaven Coal Services, LLC, as Sponsor, and Christiana Trust, a division of Wilmington Savings Fund Society, FSB, as Trustee, as amended and restated by the Amended and Restated Trust Agreement, dated as of August 22, 2012, and further amended and restated by the Second Amended and Restated Trust Agreement, dated as of January 6, 2015 (as so amended and restated, the “Trust Agreement”); and

(c)	a Certificate of Good Standing for the Trust, dated January 21, 2015 and issued by the Secretary of State.

Rodney Square  ●  1000 North King Street  ●  Wilmington, DE 19801
P   302.571.6600    F   302.571.1253    YoungConaway.com

Young Conaway Stargatt & Taylor, llp
GreenHaven Coal Index Fund
January 21, 2015

For purposes of this letter, we have not reviewed any documents other than the documents referenced in paragraphs (a) through (c) above.  In particular, we have not reviewed and express no opinion as to any other document that is referred to in, incorporated by reference into, or attached (as an exhibit, schedule, or otherwise) to any of the documents reviewed by us.  The opinions in this letter relate only to the documents specified in such opinions, and not to any exhibit, schedule, or other attachment to, or any other document referred to in or incorporated by reference into, any of such documents.  We have assumed that there exists no provision in any document that we have not reviewed that bears upon or is inconsistent with or contrary to the opinions in this letter.  We have conducted no factual investigation of our own, and have relied solely upon the documents reviewed by us, the statements and information set forth in such documents, certain statements of governmental authorities and others, and the additional matters recited or assumed in this letter, all of which we assume to be true, complete, and accurate in all respects and none of which we have investigated or verified.

Based upon and subject to the foregoing and subject to the assumptions, exceptions, qualifications, and limitations in this letter, it is our opinion that:

1. The Trust has been duly formed and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801 et seq. (the “DST Act”).

2. When and to the extent issued by the Sponsor pursuant to the Trust Agreement and sold in accordance with the provisions of the applicable purchase agreement, the whole or fractional common units of undivided beneficial interest in the Trust (the “Shares,” as defined in the Trust Agreement) will be validly issued beneficial interests in the Trust.  Under the DST Act, Shareholders have no obligation to make further payments for their purchase of Shares or contributions to the Trust solely by reason of their ownership of Shares, except (i) as provided in the Trust Agreement and any applicable subscription agreements and (ii) for their obligation to repay any funds wrongfully distributed to them.

3. Under Section 3803 of the DST Act Shareholders are entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the Delaware General Corporation Law, 8 Del. C. § 101 et seq., except to the extent otherwise provided in the Trust Agreement.

The opinions in this letter are subject to the following assumptions, exceptions, qualifications, and limitations, in addition to those above:

A.  The opinions in this letter are limited to the laws of the State of Delaware (other than securities laws and tax laws, and rules, regulations, orders, and decisions relating thereto), and we have not considered, and express no opinion on the effect of, concerning matters involving, or otherwise with respect to any other laws of any jurisdiction (including, without limitation, federal laws of the United States of America), or rules, regulations, orders, or decisions relating thereto.

Young Conaway Stargatt & Taylor, llp
GreenHaven Coal Index Fund
January 21, 2015

B.  The opinions in this letter are subject to: (i) bankruptcy, insolvency, moratorium, reorganization, receivership, fraudulent transfer, fraudulent conveyance, preferential transfer, liquidation, and similar laws relating to or affecting rights and remedies of creditors generally; (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law, and including, without limitation, applicable law relating to fiduciary duties); (iii) standards of good faith, fair dealing, course of dealing, course of performance, materiality, and reasonableness that may be applied by a court, considerations of public policy, and the exercise of judicial discretion; and (iv) federal or state securities law and public policy considerations relating to indemnification or contribution.

C.  We have assumed: (i) the due incorporation or due formation, as the case may be, due organization, and valid existence in good standing of each of the parties and each of the signatories (other than natural persons) to the documents reviewed by us under the laws of all relevant jurisdictions, and that none of such parties or signatories has dissolved; (ii) the due authorization, execution, and delivery (and, as applicable, filing) of each of such documents by each of such parties and signatories; (iii) that each of such parties and signatories had and has the power and authority to execute, deliver, and perform (and, as applicable, file) such documents; and (iv) the legal capacity of all relevant natural persons.

D.  We have assumed that: (i) all signatures on all documents reviewed by us are genuine; (ii) all documents furnished to us as originals are authentic; (iii) all documents furnished to us as copies or specimens conform to the originals thereof; (iv) all documents furnished to us in final draft or final or execution form have not been terminated, rescinded, altered, or amended, are in full force and effect, and conform to the final, executed originals of such documents; and (v) each document reviewed by us constitutes the entire agreement among the parties thereto with respect to the subject matter thereof (including without limitation that Trust constitutes the entire “governing instrument” (as defined in Section 3801(f) of the DST Act) of the Trust as in effect on the date hereof.

E.  We have assumed:  (i) that the Certificate of Trust and the Trust Agreement will be in full force and effect, without amendment or modification, at the time any Shares are issued; (ii) that any Shares will be issued in accordance with the terms of the Trust Agreement and any relevant Purchase Order (including, without limitation, payment to the Trust, and receipt by the Trust, of the full consideration or purchase price therefor and any applicable Transaction Fee).

 We understand that you will rely as to matters of Delaware law upon this opinion letter in connection with the matters set forth herein, and consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement.  Such consent shall not be deemed an admission that we are experts within the meaning of Section 7 of the Securities Act of 1933, as amended, or any rules, regulations, orders, or decisions relating thereto.  Except as stated above, without our prior written consent, this opinion letter may not be furnished or quoted to, or relied upon by, any other person or relied upon for any other purpose.

In addition, the opinions in this letter are limited to the opinions expressly stated in numbered paragraphs 1 through 3 of this letter, and no other opinions may be inferred beyond such matters expressly stated.

Very truly yours,

/s/ Young Conaway Stargatt & Taylor, LLP
NMP/ncs